SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant |_|

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|_| Preliminary Proxy Statement
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    14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss.240 14a-11(c) or ss.240. 14a-12

                        Southern Peru Copper Corporation
--------------------------------------------------------------------------------
                     (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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|X| No fee required.

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    previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

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

                     [LOGO] SOUTHERN PERU COPPER CORPORATION

                                                   March 24, 2000

Dear Common Stockholder:

      You are cordially invited to attend the annual meeting of stockholders, which will be held in the offices of Grupo Mexico, S.A. de C.V., Baja California 200, Fifth Floor, Colonia Roma Sur, Mexico City, Mexico, on Tuesday, May 9, 2000, at 2:00 P.M., Mexico City time. We hope you can be with us.

      At the meeting, you will be asked to elect two directors and to approve the selection of independent accountants.

      The meeting also provides an opportunity to give you a current report on the activities of the Company and its plans and prospects for the future.

      It is important that your shares be represented at the meeting whether or not you are able to attend in person. Therefore, you are asked to vote, sign, date and mail the enclosed proxy. Please do so today. In Peru, you may deliver your signed proxy to our offices in Lima.

                                   Sincerely,


           /s/ German Larrea Mota-Velasco         /s/ Oscar Gonzalez Rocha

           German Larrea Mota-Velasco             Oscar Gonzalez Rocha
           Chairman of the Board and              President
           Chief Executive Officer

              180 Maiden Lane, New York, N.Y. 10038 (212) 510-2000
           Avenida Caminos del Inca No. 171, Chacarilla del Estanque,
                        Santiago de Surco, Lima 33, Peru
            (511) 372-1414, ext. 3312 (Spanish), ext. 3325 (English)

                     [LOGO] SOUTHERN PERU COPPER CORPORATION

     180 Maiden Lane                     Avenida Caminos del Inca No. 171
  New York, N.Y. 10038              Chacarilla del Estanque, Santiago de Surco,
                                                   Lima 33, Peru

                                 --------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 9, 2000

To the Common Stockholders:

      The annual meeting of stockholders of Southern Peru Copper Corporation will be held at the offices of Grupo Mexico, S.A. de C.V., Baja California 200, Fifth Floor, Colonia Roma Sur, Mexico City, Mexico, on Tuesday, May 9, 2000, at 2:00 P.M., Mexico City time, for the following purposes:

      (1) To elect two directors of the Company by the holders of Common Stock, voting as a separate class, such directors to serve until the 2001 annual meeting.

      (2) To act upon a proposal to approve the selection by the Board of Directors of Arthur Andersen L.L.P. as independent accountants for the calendar year 2000.

      (3) To transact such other business as may properly come before the meeting.

      In addition, the holders of Class A Common Stock, voting as a separate class, will elect thirteen directors, such directors to serve until the 2001 annual meeting. The holders of Class A Common Stock will vote together with the holders of Common Stock, as a single class, upon the proposal to approve the selection of independent accountants for the calendar year 2000.

      Stockholders of record at the close of business on March 10, 2000 will be entitled to vote at the annual meeting. Stockholders of record who attend the annual meeting in person may withdraw their proxies and vote in person if they wish.

                                          By order of the Board of Directors,


                                                Robert Ferri
                                                Secretary

New York, N.Y., March 24, 2000

                 ----------------------------------------------
                             Your Vote Is Important

                 Please mark, sign, date and return your proxy.
                 ----------------------------------------------

                                 PROXY STATEMENT

      This proxy statement is furnished as part of the solicitation by the Board of Directors of Southern Peru Copper Corporation, 180 Maiden Lane, New York, N.Y. 10038 and Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33, Peru, of the proxies of all holders of common stock, par value $0.01 per share (the "Common Stock") entitled to vote at the annual meeting to be held on May 9, 2000 and at any adjournment thereof. This proxy statement is not soliciting proxies from holders of Class A Common Stock whose proxies are being solicited separately. This proxy statement and the enclosed form of proxy are being mailed commencing on or about March 30, 2000, to holders of Common Stock of record on March 10, 2000. Additional copies will be available at the Company's offices in Lima and other locations in Peru.

      Southern Peru Copper Corporation was reorganized into a holding company structure effective January 2, 1996, upon completion of a public offer to exchange newly-issued Common Stock for outstanding labor shares (now referred to as "investment shares") of the Company's Peruvian Branch. Effective December 31, 1998, the Company's predecessor and wholly-owned operating subsidiary, Southern Peru Limited, was merged into the Company. Throughout this proxy statement, unless the context otherwise requires, the terms "Southern Peru", "SPCC" and the "Company" refer to the present corporation as well as its predecessor.

      Any proxy in the enclosed form given pursuant to this solicitation and received in time for the annual meeting will be voted with respect to all shares represented by it and in accordance with the instructions, if any, given in such proxy. If the Company receives a signed proxy with no voting instructions given, such shares will be voted for the election of directors and approval of accountants proposals. Any proxy may be revoked at any time prior to the exercise thereof by notice from the stockholder, received in writing by the Secretary, or by written ballot voted at the meeting.

      The outstanding shares of the Company consist of Common Stock and Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"). At the close of business on March 10, 2000, the record date for the annual meeting, the Company had outstanding 14,095,792 shares of Common Stock and 65,900,833 shares of Class A Common Stock. Each such share of Common Stock is entitled to one vote at the meeting, and each such share of Class A Common Stock is entitled to five votes, except with respect to the election of directors, as described below under "Voting Securities" or as required by law.

                                Voting Securities

      The Company's Restated Certificate of Incorporation (the "Certificate") provides for a Board of Directors composed of fifteen directors. Two directors are elected by the holders of Common Stock (the "Common Stockholders") voting as a separate class, with each share of Common Stock outstanding at the March 10, 2000 record date entitled to one vote at the annual meeting. Thirteen directors, one of whom is the President, are nominated and elected by the holders of Class A Common Stock, voting as a separate class and in accordance with the terms of an agreement (the "Stockholders' Agreement") among ASARCO Incorporated ("Asarco"), Cerro Trading Company, Inc. ("Cerro") and Phelps Dodge Overseas Capital Corporation ("Phelps Dodge"). Asarco, Cerro and Phelps Dodge are hereinafter referred to collectively as the "Class A Common Stockholders." On November 15, 1999, Asarco transferred all of its holdings of SPCC to Southern Peru Holdings Corporation ("SPHC"), a wholly-owned subsidiary of Asarco. On November 17, 1999, Grupo Mexico, S.A. de C.V. ("Grupo Mexico") acquired all the holdings of Asarco following a tender offer and purchase of all outstanding common stock of Asarco. Accordingly, SPHC became the holder of all Class A Common Stock previously held by Asarco and pursuant to the Stockholders' Agreement, SPHC and Asarco are entitled to nominate and elect directors to serve on the SPCC Board.

      In accordance with the Company's Certificate, except with respect to the election of directors or as required by law, the Common Stockholders and Class A Common Stockholders vote together as a single class. Each share of Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to five votes per share on matters submitted to the vote of stockholders voting as one class.

      The Company's By-Laws provide that the presence in person or by proxy of the Common Stockholders of record of a majority of the shares of Common Stock entitled to vote at the meeting shall constitute a quorum for the purpose of electing two directors to represent the holders of Common Stock. Abstentions, votes withheld and broker non-votes are counted for quorum purposes but are not counted either as votes cast "For" or "Against". A plurality of the votes cast by Common Stockholders is required for the election of the two Common Stock directors. The presence in person or by proxy of the holders of record of a majority of the combined outstanding shares of Common Stock and Class A Common Stock entitled to vote at the meeting shall constitute a quorum for purposes of voting on proposals other than the election of directors. The affirmative vote of a majority of the votes cast at the meeting by the holders of shares of Common Stock and holders of shares of Class A Common Stock entitled to vote thereon, voting as a single class, is required to approve the independent accountant proposal described in this proxy statement.

      When a Common Stockholder participates in the Dividend Reinvestment Plan applicable to the Company's Common Stock, his proxy to vote shares of Common Stock will include the number of shares held for him by The Bank of New York, the agent under the plan. If the Common Stockholder does not send any proxy, the shares held for his account in the Dividend Reinvestment Plan will not be voted. Shares of Common Stock owned under the Company's Savings Plan will be voted by the trustee under the plan in accordance with the instructions contained in the proxy submitted by the beneficial Common Stockholder. Any shares held by the trustee for which no voting instructions are received will be voted by the trustee in the same proportion as the shares for which voting instructions have been received.

                              Election of Directors

      Pursuant to a resolution of the Board of Directors adopted on February 25, 2000 two nominees are proposed for election by the Common Stockholders at the annual meeting. Ambassador Everett E. Briggs and John F. McGillicuddy are the nominees designated to be voted on by the Common Stockholders. The nominees to be voted on by the Class A Common Stockholders are Manuel Calderon Cardenas, Hector Calva Ruiz, Jaime Claro, Alberto de la Parra Zavala, Hector Garcia de Quevedo Topete, Xavier Garcia de Quevedo Topete, Oscar Gonzalez Rocha, Manuel J. Iraola, Genaro Larrea Mota-Velasco, German Larrea Mota-Velasco, Robert A. Pritzker, Daniel Tellechea Salido and J. Steven Whisler. Charles B. Smith and Douglas C. Yearley will not stand for re-election.

      All of the nominees, except for Messrs. Hector Garcia de Quevedo Topete and Manuel J. Iraola, are currently serving as directors.

      Proxies in the enclosed form will be voted, unless authority is withheld, for the election of the two nominees named below. If any person should be unavailable for election, proxies will be voted for another individual chosen by the Board of Directors as a substitute for the unavailable nominee.

          NOMINEES FOR ELECTION AS DIRECTORS REPRESENTING COMMON STOCK

      As a Common Stockholder, you will be asked to elect two directors at the annual meeting. The following two individuals have been nominated for election to the Board of Directors to represent you until the next annual meeting of stockholders.

   For Common Stock                                                    Director
        Director                                                  Age    Since
   ----------------                                               ---  --------
Amb. Everett E. Briggs...  Consultant, Latin American political    65    1996
                              and business issues; President and
                              Chief Executive Officer of Council
                              of the Americas and Americas
                              Society from October 1993 until
                              December 1998. Between 1982 and
                              1993, Mr. Briggs was United States
                              Ambassador to Panama, Honduras and
                              Portugal. Prior to that he was
                              Deputy Assistant Secretary of State
                              and Director of Mexican Affairs at
                              the State Department. In 1989 he
                              served as Special Assistant to the
                              President and Senior Advisor on
                              Latin America at the National
                              Security Council. He currently is a
                              Director of the Council of
                              Americas, the U.S.-Panama Business
                              Council, and the U.S.-Cuba Business
                              Council.

John F. McGillicuddy.....  Director of UAL Corporation, USX        69    1996
                              Corporation, Empire Blue Cross and
                              Blue Shield and Young & Rubicam
                              Inc. From December 1991 until
                              December 1993, Mr. McGillicuddy was
                              Chairman of the Board and Chief
                              Executive Officer of the Chemical
                              Banking Corporation and Chemical
                              Bank. Mr. McGillicuddy was Chairman
                              of the Board and Chief Executive
                              Officer of Manufacturers Hanover
                              Trust Company from 1979 to 1991.

      NOMINEES FOR ELECTION AS DIRECTORS REPRESENTING CLASS A COMMON STOCK

      The following thirteen individuals have been nominated for election to the Board of Directors by the Class A Common Stockholders voting in accordance with the terms of a Stockholders' Agreement in effect among them. This information is being provided to Common Stockholders for informational purposes only, as they will not be asked to vote with respect to these individuals.

        Class A Common
        Stock Director            Age                 Position
        --------------            ---                 --------

German Larrea Mota-Velasco         46       Chairman of the Board, Chief
                                            Executive Officer and Director
Oscar Gonzalez Rocha               61       President and Director
Manuel Calderon Cardenas           67       Director
Hector Calva Ruiz                  62       Vice President and Director
Jaime Claro                        64       Director
Alberto de la Parra Zavala         33       Director
Hector Garcia de Quevedo Topete    49       Nominee
Xavier Garcia de Quevedo Topete    53       Director
Manuel J. Iraola                   52       Nominee
Genaro Larrea Mota-Velasco         39       Vice President and Director
Robert A. Pritzker                 73       Director
Daniel Tellechea Salido            54       Vice President and Director
J. Steven Whisler                  45       Director

      German Larrea Mota-Velasco, Director. Mr. Larrea has been Chairman of the Board and Chief Executive Officer of the Company since December 1999 and Director since November 1999. He has been Chairman of the Board of Directors, President and Chief Executive Officer of Grupo Mexico (holding) since 1994. Mr. Larrea has been chairman of the Board and Chief executive Officer of Grupo Minero Mexico (mining division) since 1994 and of Grupo Ferroviario Mexicano (railroad division) since 1997. Mr. Larrea was previously Executive Vice Chairman of Grupo Mexico and has been member of the Board of Directors since 1981. He is also Chairman of the Board of Directors and Chief Executive Officer of Empresarios Industriales de Mexico (holding); Perforadora Mexico (drilling company), Mexico Compania Constructora (construction company), Fondo Inmobiliario (real estate company), since 1992. He founded Grupo Impresa, a printing and publishing company in 1978, remaining as the Chairman and Chief Executive Officer until 1989 when the Company was sold. He has been Chairman and Chief Executive Officer of ASARCO Incorporated from November 1999 to present, and its President from November 1999 to January 2000. He is also a director of Grupo Comercial America, S.A., Grupo Bursatil Mexicano S.A., Bolsa Mexicana de Valores, Grupo Televisa, S.A. de C.V. and Banco Nacional de Mexico, S.A.

      Oscar Gonzalez Rocha, Director. Mr. Gonzalez has been President of the Company since December 1999 and Director since November 1999. He was Managing Director for Mexicana de Cobre, S.A. de C.V. from 1986 to 1989 and of Mexicana de Cananea, S.A. de C.V. from 1990 to 1999. He has been an Alternate Director of Grupo Mexico since 1988 and a Director of ASARCO Incorporated since November 1999.

      Manuel Calderon Cardenas, Director. Mr. Calderon has been a Director of the Company since November 1999. He has been the Director of Mine Planning and Control of Grupo Mexico, S.A. de C.V. since 1994 and a director of ASARCO Incorporated since November 1999.

      Hector Calva Ruiz, Director. Mr. Calva has been a Vice President, Exploration and Development of the Company since December 1999 and Director since November 1999. He has been Managing Director for Exploration and Projects of Grupo Mexico since 1997 and an Alternate Director since 1998. He was Managing Director of Industrial Minera Mexico, S.A. de C.V. from 1984 to 1997 and has been a Director of ASARCO Incorporated since November 1999.

      Jaime Claro, Director. Mr. Claro has been a Director of the Company since September 1996. Mr. Claro has been an advisor to The Marmon Group since October 1997, and he is also Vice Chairman of Cia. Electro Metalurgica S.A. and Quemchi S.A., Chairman of Chilean Line Inc., and a Director of Cia. Sud Americana de Vapores, S.A., Cristaleria de Chile S.A. and Navarino S.A., and advisor to the Board of Compania Libra de Navegacao.

      Alberto de la Parra Zavala, Director. Mr. de la Parra has been a Director of the Company since November 1999. He has been a Partner with the law firm of Santamarina y Steta, S. C. since 1997, previously an Associate before 1995 and is a Legal Advisor to Grupo Mexico, S.A. de C.V. He is Assistant Secretary of Grupo Ferroviario Mexicano, S.A. de C.V. and Ferrocarril Mexicano, S.A. de. C.V. He has been a director of ASARCO Incorporated since November 1999.

      Hector Garcia de Quevedo Topete, Nominee. Mr. Garcia de Quevedo has been Managing Director for Grupo Mexico, S.A. de C.V. since 1999. He was Advisor to the Chairman and Chief Executive Officer of Grupo Mexico from 1994 to 1998. He and Mr. Xavier Garcia de Quevedo Topete are brothers.

      Xavier Garcia de Quevedo Topete, Director. Mr. Garcia de Quevedo has been a Director of the Company since November 1999. He was Managing Director of Grupo Ferroviario Mexicano, S.A. de C. V. and of Ferrocarril Mexicano, S.A. de C.V. from December 1997 to December 1999, and acted as Managing Director of Exploration and Development of Grupo Mexico, S.A. de C.V. from 1994 to 1997. He has been an alternate director of Grupo Mexico since 1998. He has been a Director of ASARCO Incorporated since November 1999 and its President since January 2000.

      Manuel J. Iraola, Nominee. Mr. Iraola has been President of Phelps Dodge Industries, a division of Phelps Dodge Corporation, and a Senior Vice President of Phelps Dodge Corporation since 1995. From 1992 until 1995 he was President of Phelps Dodge International Corporation. He is a Director of Phelps Dodge Corporation since December 1997.

      Genaro Larrea Mota-Velasco, Director. Mr. Larrea has been Vice President, Commercial of the Company since December 1999 and Director since November 1999. He has been Managing Director, Commercial and a Director of Grupo Mexico since 1994. He has been a Director, Vice President and Chief Commercial Officer of ASARCO Incorporated since November 1999. He and Mr. German Larrea Mota-Velasco are brothers.

      Robert A. Pritzker, Director. Mr. Pritzker has been a Director of the Company since 1983. He is President and Chief Executive Officer of The Marmon Group, Inc., and has served in that position for over forty-six years. He holds executive positions in its more than sixty autonomous member companies. He is also a director of Acxiom Corporation and Western General Insurance.

      Daniel Tellechea Salido, Director. Mr. Tellechea has been Vice President, Finance of the Company since December 1999 and Director since November 1999. He has been Managing Director for Administration and Finance of Grupo Mexico since 1994 and an Alternate Director since 1998. He was Managing Director of Mexicana de Cobre, S.A. de C.V. from 1986 to 1993 and has been Director, Vice President and Chief Financial Officer of ASARCO Incorporated since November 1999.

      J. Steven Whisler, Director. Mr. Whisler has been a Director of the Company since June 1995. He has been President and Chief Executive Officer of Phelps Dodge Corporation since January 2000, and previously its President and Chief Operating Officer since December 1997, and its Senior Vice President from 1988 until December 1997. He was President of Phelps Dodge Mining Company from 1991 until September 1998. He is a Director of Phelps Dodge Corporation and Burlington Northern Santa Fe Corporation.

Security Ownership of Certain Beneficial Owners

      Set forth below is certain information with respect to those persons who are known by the Company to have been, as of December 31, 1999, the beneficial owners of more than five percent of the Company's outstanding Common Stock or Class A Common Stock.

                                             Common Stock                 Class A Common Stock
                                     ----------------------------   -------------------------------
                                      Shares of                        Shares of      Percent of
                                       Common        Percent of         Class A       Outstanding      Percent of
                                        Stock        Outstanding     Common Stock       Class A       Outstanding        Voting
                                     Beneficially      Common        Beneficially       Common          Capital        Percentage
                                        Owned           Stock            Owned           Stock           Stock             (a)
                                     ------------   -------------   --------------   --------------   -------------    ----------
Southern Peru Holdings
Corporation (b)
180 Maiden Lane
New York, NY 10038 ............          --              --           43,348,949         65.8%           54.2%            63.1%

Cerro Trading Company, Inc. (c)
225 West Washington Street
Suite 1900
Chicago, IL 60606 .............          --              --           11,378,088         17.3            14.2             16.6

Phelps Dodge Overseas
Capital Corporation(d)
2600 North Central Avenue
Phoenix, AZ 85004 .............          --              --           11,173,796         16.9            14.0             16.3

The Pritzker Family
Philanthropic Fund
200 West Madison Street
Chicago, IL 60606 .............       2,850,000         20.2%             --              --              3.6              0.8

----------

(a) The Company's Certificate provides that, except with respect to the election of directors or as required by law, the Common Stock and the Class A Common Stock vote together as a single class, with each share of Common Stock entitled to one vote and each share of Class A Common Stock entitled to five votes.

(b) A subsidiary of ASARCO Incorporated, a wholly-owned subsidiary of Grupo Mexico, S.A. de C.V. On November 17, 1999 Grupo Mexico acquired the outstanding common stock of Asarco following a tender offer. The stock of Southern Peru Holdings Corporation was pledged by Asarco to a syndicate of banks in connection with the financing of the tender offer.

(c)   A subsidiary of The Marmon Corporation.

(d)   A subsidiary of Phelps Dodge Corporation.

      The Class A Common Stockholders have entered into the Stockholders' Agreement, which contemplates, among other things, a Board of Directors composed of 15 members, one of whom is the President of the Company.

      Under the terms of the Stockholders' Agreement, each Class A Common Stockholder has the right to nominate that number of 12 directors which is in proportion to the percentage of Class A Common Stock owned by it (or its affiliates) out of the aggregate Class A Common Stock then owned by all holders of Class A Common Stock (without any minimum required number of shares), rounded to the nearest whole director, with 0.5 being rounded up. If this would result in the Class A Common Stockholders, as a group, being entitled to elect a number other than 12 directors, the Stockholders' Agreement contains a formula for rounding up or rounding down as necessary to apportion the 12 directors among the Class A Common Stockholders. The Class A Common Stockholders have also agreed to nominate and vote for the President as a director.

   The Stockholders' Agreement terminates, and each share of Class A Common Stock automatically converts into one share of Common Stock (voting share for share as a single class on all matters including election of directors), if at any time the number of shares of Class A Common Stock owned by the Class A Common Stockholders (or affiliates of the Class A Common Stockholders) is less than 35% of the outstanding shares of Class A Common Stock and Common Stock of the Company. In addition, the rights and obligations of each Class A Common Stockholder under the Stockholders' Agreement terminate in the event such Class A Common Stockholder (or its affiliates) ceases to own shares of Class A Common Stock.

Beneficial Ownership of Management

      The information set forth below as to the shares of Common Stock of the Company beneficially owned by the nominees, directors and executive officers named in the Summary Compensation Table below and by all nominees, directors and officers as a group is stated as of December 31, 1999.

                                                             SOUTHERN PERU COPPER CORPORATION
                                        ------------------------------------------------------------------------
                                           Shares of the        Additional
                                             Company's            Shares
                                           Common Stock           Deemed                           Percent of
                                           Beneficially        Beneficially                       Outstanding
                                             Owned (a)          Owned (b)          Totals         Common Stock
                                        --------------------  ---------------  ---------------  ----------------
 Everett E. Briggs (c)                        1,409                --              1,409              (d)
 Manuel Calderon Cardenas                      --                  --               --                --
 Hector Calva Ruiz                             --                  --               --                --
 Jaime Claro (c)                                800                --                800              (d)
 Alberto de la Parra                           --                  --               --                --
 Hector Garcia Quevedo Topete                  --                  --               --                 --
 Xavier Garcia de Quevedo Topete               --                  --               --                 --
 Oscar Gonzalez Rocha                          --                  --               --                 --
 Manuel J. Iraola                              --                  --               --                 --
 Genaro Larrea Mota-Velasco                    --                  --               --                 --
 German Larrea Mota-Velasco (e)                --                  --               --                 --
 John F. McGillicuddy                         1,000                --              1,000              (d)
 Charles G. Preble                           23,196              42,000           65,196              (d)
 Robert A. Pritzker (f)                         800                --                800              (d)
 Eduardo Santistevan (g)                      1,050               8,300            9,350              (d)
 Charles B. Smith (g)(h)                      8,588              31,300           39,888              (d)
 Daniel Tellechea Salido                       --                  --               --                 --
 David J. Thomas (g)                          1,016                --              1,016              (d)
 J. Steven Whisler (c)                        1,000                --              1,000              (d)
 Douglas C. Yearley (c)                       1,000                --              1,000              (d)
 All nominees, directors and
   officers as a group (23
   individuals)                              39,859              81,600          121,459            0.86%

-------------

(a) Information with respect to beneficial ownership is based upon information furnished by each nominee, director or officer. Except as noted below, all nominees, directors and officers have sole voting and investment power over the shares beneficially owned by them.

(b) Consists of shares of Common Stock of the Company deemed beneficially owned under regulations of the Securities and Exchange Commission because such shares may be acquired within 60 days after December 31, 1999, through the exercise of options granted under the Company's Stock Incentive Plan.

(c)   See also the information below on Common Stock Equivalents.

(d)   Less than .5%

(e) Mr. Larrea disclaims beneficial ownership over the shares of the Company owned by Asarco, which in turn is controlled by Grupo Mexico.

(f)   Trusts created for the benefit of certain lineal descendants of Nicholas
      J. Pritzker, deceased, may be deemed to indirectly control Cerro, the record and beneficial owner of certain shares of the Company. Mr. Robert
      A. Pritzker disclaims beneficial ownership of shares of the Company beneficially owned by Cerro.

(g) With the management restructure in late 1999, Restricted Common Stock awarded under the Company's Stock Incentive Plan was forfeited by the Company's executive officers as follows: 11,480 by Mr. Smith 2,000 by Mr. Thomas; and 1,400 by Mr. Santistevan.

(h) Includes 1,460 shares of the Company's Common stock held in the name of Mr. Smith's wife.

Common Stock Equivalents

      The following table sets forth the per share number of Common Stock Equivalents credited as of December 31, 1999, to the accounts of the Company's directors under the Company's Deferred Fee Plan for Directors. Under the Plan, payments are made in cash following retirement depending on the market value of the Common Stock at that time. Amounts shown reflect the number of share equivalents credited under the Plan plus dividends credited. For additional information regarding the Plan, see "Compensation of Directors" below.

                                                          Deferred Fee Plan
                                                            Common Stock
      Director                                               Equivalents
      --------                                               -----------
      Everett E. Briggs .....................                   6,492
      Jaime Claro ...........................                   5,608
      J. Steven Whisler .....................                   3,074
      Douglas C. Yearley ....................                   3,100
                                                               ------
               Total ........................                  18,274

      In addition, the following information is provided in satisfaction of applicable rules of the Securities and Exchange Commission. Grupo Mexico, S.A. de C.V. is a Mexican corporation with its principal executive offices located at Baja California 200, Colonia Roma Sur, 06760 Mexico City, Mexico. Grupo Mexico's principal business is to act as a holding company for shares of other corporations engaged in the mining, processing, purchase and sale of minerals and other products and railway services. Grupo Mexico's shares are listed on the Mexican Stock Exchange.

      The largest shareholder of Grupo Mexico is Empresarios Industriales de Mexico, S.A. de C.V., a Mexican corporation ("EIM"). The principal business of EIM is to act as a holding company for shares of other corporations engaged in a variety of businesses including mining, construction, real estate and drilling. The family of the late Jorge Larrea Ortega, including Mr. German Larrea, directly controls the majority of the capital stock of EIM and directly and indirectly controls a majority of the votes of the capital stock of Grupo Mexico. Mr. Larrea disclaims beneficial ownership of such shares other than the following shares held directly by him and certain directors and officers (comprising approximately 3.1538% of the outstanding shares of Grupo Mexico):

                                                          Beneficial
      Director/Officer                                     Ownership
      ----------------                                     ---------
      German Larrea Mota-Velasco ............             17,050,229*
      Genaro Larrea Mota-Velasco ............              2,652,681
      Oscar Gonzalez Rocha ..................                121,874
      Daniel Tellechea Salido ...............                 40,955
      Genaro Guerrero Diaz Mercado ..........                  3,236
                                                          ----------
                    Total ...................             19,868,975

-------------

* Mr. Larrea has the right to acquire 2,000,000 additional shares of Grupo Mexico under Grupo Mexico's stock option plan.

      Except as set forth above, and to the knowledge of the Company, none of the nominees, directors and executive officers named in the Summary Compensation Table beneficially own any equity security of Grupo Mexico.

Committee Reports on Executive Compensation

   Compensation Committee

      The Compensation Committee of the Board of Directors of the Company furnished the following report on compensation of executive officers in 1999. Since December 17, 1999, this Committee is composed of the entire Board of Directors. From January 1999 to December 17, 1999, the members of the Compensation Committee were Messrs. Kevin R. Morano, Richard de J. Osborne, Robert A. Pritzker and Douglas C. Yearley. The Committee met three times in 1999.

      During 1999, the Compensation Committee considered and made recommendations to the Board of Directors with respect to the base salaries of the Company's executive officers, other than those executive officers who are also officers of, and compensated by, Asarco.

      The 1999 target levels for the base salaries of the executive officers were determined with the assistance of an independent compensation consulting organization which established target compensation levels for each position based on competitive data and the responsibilities and value of each executive position. The Compensation Committee considered compensation information from other companies in the mining and metals industry and comparably sized and both larger and smaller companies in other industries. The Compensation Committee then considered individual and corporate performance in establishing salary levels within a competitive range.

      The Compensation Committee set base salaries at levels intended to be competitive with the Company's industry peers. The Committee also considered the Company's performance relative to its industry peers. In this regard, the Company's success in meeting transactional, operational and financial objectives was taken into consideration. In 1999, for executive officers other than Mr. Smith, base salaries were increased by an average of approximately 3.5%. In 1999, Mr. Smith was awarded a promotional salary adjustment of 15.8%, and a salary increase of 5.5% in recognition of his performance, which exceeded expectations. In late 1999, there was a reorganization in the SPCC management structure with the replacement of, among others, Mr. Charles B. Smith by Mr. Oscar Gonzalez Rocha as President. All the Grupo Mexico officers, including Mr. Gonzalez Rocha, serving as executive officers of SPCC received no compensation from the Company for 1999 for services other than as directors. Mr. Gonzalez Rocha is expected to participate in the Company's compensation program beginning March 2000.

      The Compensation Committee did not award cash incentive compensation to be paid to each of the Company's executive officers with respect to 1999 performance. Annual cash incentive payments to key salaried employees of the Company are determined by the Compensation Committee under the Southern Peru Copper Corporation Incentive Compensation Plan. A target level of annual incentive compensation is established for each eligible employee based on the level of responsibility attached to such employee's position. For executive officers these targets are set at competitive median levels. The officers' levels of responsibility are determined by the Compensation Committee after review of substantially equivalent positions among the Company's peers.

      Under the Incentive Compensation Plan, awards to employees are increased or decreased from a predetermined target level, based upon performance measured in the areas of production, safety and environmental at two levels: individual and Company-wide.

      Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the Company may not deduct, with certain exceptions, compensation in excess of $1 million to the Chief Executive Officer and the four other highest paid executive officers as required to be reported in the Company's proxy statement. The Compensation Committee does not believe that
Section 162(m) will have any immediate material impact on the Company because, among other things, the principal taxing jurisdiction is Peru. The Compensation Committee will, however, continue to monitor the Company's executive compensation programs to ensure their effectiveness and efficiency in light of the Company's needs, including Section 162(m).

           Amb. Everett E. Briggs                 German Larrea Mota-Velasco
           Manuel Calderon Cardenas               John F. McGillicuddy
           Hector Calva Ruiz                      Robert A. Pritzker
           Jaime Claro                            Charles B. Smith
           Alberto de la Parra Zavala             Daniel Tellechea Salido
           Xavier Garcia de Quevedo Topete        J. Steven Whisler
           Oscar Gonzalez Rocha                   Douglas C. Yearley
           Genaro Larrea Mota-Velasco

Stock Incentive Plan Committee

      The Stock Incentive Plan Committee of the Board of Directors of the Company administers the Company's Stock Incentive Plan. The members of the Committee are Amb. Everett E. Briggs and Mr. John F. McGillicuddy. The Committee met twice in 1999.

      The Committee selects officers and other employees for participation and decides upon the timing, pricing and amount of awards and benefits granted under the Stock Incentive Plan. The members of the Stock Incentive Plan Committee are non-employee directors who satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

      Long-term incentive compensation awarded in 1999 consisted of awards of restricted stock and/or stock options and was designed to link the interests of executive officers and selected employees with those of stockholders by providing an incentive to manage the business of the Company as an owner with an equity stake. Awards in 1999 were to selected officers and employees, and were made within long-term incentive targets based upon analyses by the Company's compensation consultant and consideration of each executive's and employee's performance. In the case of the Chief Executive Officer, the Committee also considered his performance and responsibility in directing the Company's performance.

                                          Everett E. Briggs
                                          John F. McGillicuddy

Executive Compensation

      Set forth below is certain information concerning the compensation for services in all capacities to the Company for fiscal years 1999, 1998 and 1997 of the Company's Chief Executive Officers and certain other highly compensated executive officers of the Company. Following the management restructure of the Company, Mr. German Larrea Mota-Velasco became Chairman of the Board and Chief Executive Officer, and Mr. Oscar Gonzalez Rocha became President of the Company in December 1999. No compensation was received by either Mr. Larrea or Mr. Gonzalez from the Company in 1999 for services other than as directors. In addition, no compensation for services rendered to the Company and its subsidiaries was received by any executive officer of the Company holding office on December 31, 1999.

                           Summary Compensation Table

                                                                                   Long Term
                                                                                  Compensation
                                                                            ------------ ------------
                                        Annual Compensation                              Securities
                          -----------------------------------------------   Restricted   Underlying
        Name and                                           Other Annual        Stock       Options        All Other
   Principal Position     Year     Salary      Bonus     Compensation (a)   Awards (b)    (shares)    Compensation (c)
   ------------------     ----   ----------    -----     ----------------   ----------    --------    ----------------
Charles B. Smith (d)      1999     $353,350        ---        $234,303        $86,478       27,100           $597,094
  President and Chief     1998      311,050    $85,300         139,339         31,953       14,500             75,333
  Executive Officer       1997      298,700    122,700         100,078         37,375       13,000            110,991

Charles G. Preble (e)     1999      134,333        ---         111,693            ---          ---             20,951
  President and Chief     1998      392,637    147,100         117,956         86,913       25,000             97,111
  Executive Officer       1997      362,940    232,200         115,854         97,500       23,000            138,276

David J. Thomas (f)       1999      183,500        ---         133,805         10,538        6,800            288,695
  Vice President          1998      179,667     41,800          87,071         12,781        5,500             24,073
                          1997       34,514        ---          13,766            ---          ---              4,319

Eduardo Santistevan       1999      180,629        ---          94,430          5,269        6,000            386,908
  Vice President          1998      191,950     38,200         117,301          5,752        4,500             50,126
                          1997      184,967     47,200         102,881          7,313        4,500             75,587

---------------

(a) Other Annual Compensation consists mainly of Company-sponsored programs that relate to the geographic distance of the Company's operations from countries from which employees are recruited, and address the Company's need to recruit and retain certain qualified employees in those employment positions in Peru in which their services are needed by the Company. The Company also sponsors programs to recruit and retain qualified Peruvian employees. During 1999, the expatriates' programs included: a foreign service premium, a program reimbursing travel costs for the employee and his family to travel back to their home country, an educational assistance program, a vacation payment program, and a program awarding a housing allowance to employees residing in Lima. Compensation amounts exceeding 25% of a named officer's total Other Annual Compensation in 1999 were as follows: Charles G. Preble, a $31,595 foreign service premium and a $80,098 vacation payment; Charles B. Smith, a $87,537 foreign service premium and a $111,121 vacation payment; David J. Thomas, a $73,873 foreign service premium and a $42,000 educational assistance; and Eduardo Santistevan, a $41,556 foreign service premium and a $35,000 housing allowance. Mr. Santistevan is the brother-in-law of Mr. Preble.

(b) Dollar values of restricted stock awards are shown as of the date of grant. Restricted Common Stock awarded under the Company's Stock Incentive Plan was forfeited by the Company's executive officers following the management restructure in late 1999.

(c) Amounts shown for 1999 for all named officers include matching contributions by the Company under the Company's Savings Plan and its Compensation Deferral Plan. The Savings Plan is a 401(k) plan available generally to United States and expatriate salaried employees. The Compensation Deferral Plan is a non-qualified deferred compensation plan that allows eligible employees to defer that portion of their salary that could have been deferred under the Savings Plan but for limitations imposed by the Internal Revenue Code, and to defer all or part of their eligible incentive compensation, as provided in the Plan. Salary deferrals are eligible for a Company matching contribution under the Plan. Compensation deferred and amounts contributed by the Company may be withdrawn subject to certain restrictions and penalties. Deferrals of incentive compensation are not eligible for a Company matching contribution. Additional components of All Other Compensation are as follows. Peruvian law mandates each of these programs.

            Private Pension System (AFP). Pursuant to the requirements of the Peruvian private pension fund system (AFP), funds were paid to Messrs. Preble, Smith, and Santistevan in amounts of $16,921, $34,035 and $21,251, respectively, in 1999.

            Severance Benefit. Peruvian law requires one month of regular income each year to be accrued for severance benefits for each employee (whether Peruvian or expatriate) working in Peru. Peruvian law requires a deposit of one-twelfth of an employee's annual salary, vacation return and service award bonus, as applicable, in a bank account of the employee's choosing each year. The money accrues interest until the employee terminates employment, at which time the employee is eligible to receive the funds. Under this program, severance benefits were deposited on behalf of Messrs. Smith, Thomas and Santistevan in amounts of $39,086, $21,587 and $24,647, respectively, in 1999. Mr. Preble retired in April 1999, and the employment of Messrs. Smith, Santistevan and Thomas was terminated following the management restructure in late 1999.

            Severance Payments for Termination of Employment Agreement. Pursuant to Peruvian laws concerning expatriate employees, Messrs. Smith, Santistevan and Thomas received severance benefits upon termination of the employment agreements in December 1999 as follows: Mr. Smith, $514,515; Mr. Santistevan, $336,210; and Mr. Thomas $262,053.

(d)   Mr. Smith held this position with the Company until December 1999.

(e)   Mr. Preble retired from the Company on April 29, 1999.

(f) Mr. Thomas commenced service with the Company in July 1997, after having previously been employed by the Company from 1977 to 1987.

Option Grants, Exercises, and Fiscal Year-End Values

      Set forth below is further information on grants of stock options under the Company's Stock Incentive Plan for the period January 1, 1999 to December 31, 1999.

                        Option Grants in Last Fiscal Year

                                                                                                     Grant
                                                  Individual Grants (1)                              Value
                             ----------------------------------------------------------------    --------------
                                                 % of Total
                              Number of           Options
                                Shares           Granted to
                              Underlying         Employees         Exercise                       Grant Date
                               Options               in             or Base        Expiration       Present
           Name               Granted(2)        Fiscal Year       Price $/Sh          Date         Value(3)
           ----              -------------     ---------------    ------------    -----------    --------------
                               19,100                                $8.78           2/1/09         $50,099
Charles B. Smith                8,000              35.5%            14.375          4/28/09          39,344

David J. Thomas                 6,800               8.9%              8.78           2/1/09          17,836

Eduardo Santistevan             6,000               7.9%              8.78           2/1/09          15,738

-----------

(1) Following the management restructure of the Company in December 1999, Mr. German Larrea Mota-Velasco became Chairman of the Board and Mr. Oscar Gonzalez Rocha became President of the Company. No options were granted to either Mr. Larrea or Mr. Gonzalez by the Company in 1999. Mr. Charles G. Preble retired on April 29, 1999 and was granted no options in 1999.

(2) The options were awarded under the Company's Stock Incentive Plan. The option price per share equals the fair market value of the Company's Common Stock on the date of grant. The options provide for limited rights exercisable upon the occurrence of specified events that may materially affect the value of the Company's Common Stock and are designated as such by the Committee that administers the Plan, including a tender or exchange offer for shares of the Company's Common Stock, the replacement of a majority of the Board as a result of a proxy contest, a merger or reorganization of the Company, or a liquidation or dissolution of the Company. If an exercise event occurs, the holder is entitled to receive the cash value of the options at the highest market value that the shares traded over a period of sixty days preceding the event or, in the event of the consummation of a tender offer, the tender offer price, in each case, less the exercise price.

(3) Based on the Black-Scholes option pricing model, a widely recognized method of valuing options. The following assumptions were used in determining the value of the options using the model: historical volatility of 39.6% based on the volatility of the Common Stock as traded on the New York Stock Exchange from the start of trading on January 5, 1996 to April 29, 1999; an annual dividend rate of $0.32 per share based upon the ten year average dividend rate paid per share; a risk free rate of return of 4.7% based on the yield of the five year U.S. treasury notes as of the grant date; and exercise of the option five years after the grant date. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The model is used for valuing market traded options and is not directly applicable to valuing stock options granted under the Company's Stock Incentive Plan which cannot be sold.

      All outstanding options were exercisable at December 31, 1999, and as of that date, unexercised options were held as follows: Mr. Preble, 42,000; Mr. Smith, 31,300; and Mr. Santistevan 8,300.

Option Exercises and Fiscal Year-End Values

      Set forth below is information concerning stock option exercises by named executive officers during 1999, including the aggregate value of gains on the date of exercise, the number of shares covered by exercisable options and the value of "in-the-money" options as of December 31, 1999. All outstanding options were exercisable at December 31, 1999.

                     Aggregated Option Exercises in 1999 and
                         December 31, 1999 Option Values

                                                                             Number of
                                                                       Securities Underlying           Value of
                                                                            Unexercised               Unexercised
                                                                        Options at Year End          In-the Money
                                   Shares Acquired        Value             Exercisable/              Options at
              Name                   on Exercise         Realized        Unexercisable (1)           Year End (2)
              ----               --------------------  -------------  -------------------------   ------------------
Charles G. Preble . . . . . . .        25,000           $319,533               42,000                     ---

Charles B. Smith  . . . . . . .        33,600            130,805               31,300                   $6,250

David J. Thomas . . . . . . . .        12,300             66,146                ---                       ---

Eduardo Santistevan . . . . . .        10,500             59,109                8,300                     ---

----------

(1)   The above officers held no unexercisable options at December 31, 1999.

(2) Based on the New York Stock Exchange--Composite Transactions price for the Company's Common Stock of $15.1563 on December 31, 1999.

Retirement Plans

      The following table shows the estimated amount of annual retirement income payable to employees for life, commencing at normal retirement at age 65 in 1999 under the Company's qualified noncontributory defined benefit Retirement Benefits Plan (the "Retirement Plan"), covering substantially all salaried employees in the United States and all expatriate employees in Peru, together with certain employees of subsidiaries, and a supplemental retirement plan (the "Supplemental Plan"). Benefits are calculated using an average of the highest consecutive 60 months of the last 120 months of compensation received, minus a Social Security offset. The Company's funding policy is to contribute amounts to the Retirement Plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plus such additional amounts as may be determined to be appropriate from time to time. The Supplemental Plan is a non-qualified supplemental retirement plan under which any benefits not payable from Retirement Plan assets by reason of the limitations imposed by the Internal Revenue Code are paid from the Company's general corporate funds. The figures below reflect a straight life annuity benefit assuming normal retirement at age 65 and are subject to Social Security offsets assuming Social Security benefit levels as in effect on January 1, 2000.

                               Pension Plan Table

                                                               Years of Service
                     ------------------------------------------------------------------------------------------------------
   Remuneration           15             20             25             30             35            40             45
-------------------  -------------  -------------  -------------  -------------  ------------- -------------- --------------
125,000 . . . . .       24,966         33,288         41,610         49,932         58,254         66,576         74,898
150,000 . . . . .       30,591         40,788         50,985         61,182         71,379         81,576         91,773
175,000 . . . . .       36,216         48,288         60,360         72,432         84,504         96,576        108,648
200,000 . . . . .       41,841         55,788         69,735         83,682         97,629        111,576        125,523
225,000 . . . . .       47,466         63,288         79,110         94,932        110,754        126,576        142,398
250,000 . . . . .       53,091         70,788         88,485        106,182        123,879        141,576        159,273
275,000 . . . . .       58,716         78,288         97,860        117,432        137,004        156,576        176,148
300,000 . . . . .       64,341         85,788        107,235        128,682        150,129        171,576        193,023
325,000 . . . . .       69,966         93,288        116,610        139,932        163,254        186,576        209,898
350,000 . . . . .       75,591        100,788        125,985        151,182        176,379        201,576        226,773
375,000 . . . . .       81,216        108,288        135,360        162,432        189,504        216,576        243,648
400,000 . . . . .       86,841        115,788        144,735        173,682        202,629        231,576        260,523
425,000 . . . . .       92,466        123,288        154,110        184,932        215,754        246,576        277,398
450,000 . . . . .       98,091        130,788        163,485        196,182        228,879        261,576        294,273
475,000 . . . . .      103,716        138,288        172,860        207,432        242,004        276,576        311,148
500,000 . . . . .      109,341        145,788        182,235        218,682        255,129        291,576        328,023
525,000 . . . . .      114,966        153,288        191,610        229,932        268,254        306,576        344,898
550,000 . . . . .      120,591        160,788        200,985        241,182        281,379        321,576        361,773
575,000 . . . . .      126,216        168,288        210,360        252,432        294,504        336,576        378,648
600,000 . . . . .      131,841        175,788        219,735        263,682        307,629        351,576        395,523
625,000 . . . . .      137,466        183,288        229,110        274,932        320,754        366,576        412,398
650,000 . . . . .      143,091        190,788        238,485        286,182        333,879        381,576        429,273
675,000 . . . . .      148,716        198,288        247,860        297,432        347,004        396,576        446,148
700,000 . . . . .      154,341        205,788        257,235        308,682        360,129        411,576        463,023
725,000 . . . . .      159,966        213,288        266,610        319,932        373,254        426,576        479,898
750,000 . . . . .      165,591        220,788        275,985        331,182        386,379        441,576        496,773
775,000 . . . . .      171,216        228,288        285,360        342,432        399,504        456,576        513,648
800,000 . . . . .      176,841        235,788        294,735        353,682        412,629        471,576        530,523

      As of December 31, 1999, the following officers had completed the number of years of service indicated: Charles B. Smith, 7 years; Eduardo Santistevan, 16 years and David J. Thomas, 12 years. The amounts of covered compensation of such persons for calendar year 1999 were: Charles B. Smith, $438,650; David J. Thomas, $225,300; Eduardo Santistevan, $218,829, and consisted of basic salary and bonuses in the year received. Mr. Charles G. Preble retired as President and Chief Executive Officer on April 29, 1999. Mr. Santistevan's benefits are offset by 13 years of accrued vested benefits of $31,724 (reflecting a straight life annuity benefit assuming normal retirement at age 65) payable to him under the Company's nonqualified noncontributory defined benefit Retirement Plan and Trust for Selected Employees (the "Offshore Pension Plan"). Under the Offshore Pension Plan, selected non-U.S.-citizen expatriate salaried employees in Peru accrued benefits calculated as 1.5% of the employee's final salary rate multiplied by the number of years of the employee's credited service. The benefits are not subject to any offset for Peruvian governmental benefits. Effective January 1, 1997, covered employees under the Offshore Pension Plan ceased to accrue benefits under the Offshore Pension Plan and began to participate in and accrue benefits under the Retirement Plan.

Severance Benefit

      As described in Note (c) to the Summary Compensation Table above, the Company provides severance benefits as required by Peruvian law.

Employment Agreements

      Pursuant to Peruvian laws concerning expatriate employees, Messrs. Smith, Santistevan and Thomas had entered into employment agreements. These contracts generally are for terms of three years and may be extended for additional periods. Pursuant to Peruvian law, those expatriate employees whose spouses and/or children are Peruvian citizens have agreements for unlimited terms. Of the three such named executive officers, Mr. Santistevan has an agreement with unlimited terms. In accordance with the terms of the contracts, the Company agrees to provide expatriate employees with benefits as required by Peruvian Law. The contracts provide that the Company may dismiss expatriate employees for certain serious offenses. In other instances of termination, the Company is required to provide 90 days' notice of termination. Terminated employees are also entitled to receive severance benefits as required by Peruvian law. Under the contracts, employees may resign at any time by providing the Company with 30 days' notice. Following the reorganization of the management structure of the Company, the employment agreements for Messrs. Smith, Santistevan and Thomas were terminated.

Shareholder Return Performance Presentation

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total return on the Company's Common Stock against the cumulative total return on the S&P Composite 500 Stock Index and the S&P Metals Miscellaneous Group Index for the four-year period ending December 31, 1999. The Company's Common Stock commenced trading on the New York Stock Exchange on January 5, 1996. The chart below analyzes the total return on SPCC's Common Stock for the period commencing January 5, 1996 and ending December 31, 1999, compared to the total return of the S&P 500 and the S&P Metals Miscellaneous Group for the four-year period commencing December 31, 1995 and ending December 31, 1999. In 1996, SPCC's stock declined 0.9% compared to positive returns of 23.0% for the S&P 500 and 2.0% for the S&P Metals Miscellaneous Group. In 1997, SPCC's stock declined 1.7% compared to positive returns of 33.3% for the S&P 500 and a negative return of 32.6% for the S&P Metals Miscellaneous Group. In 1998, SPCC's stock provided a negative return of 26.4% compared to a positive return of 28.5% for the S&P 500 and a negative return of 27.9% for the S&P Metals Miscellaneous Group. In 1999, SPCC's stock provided a positive return of 65.4% compared to a positive return of 21.0% and a positive return of 89.4% for the S&P 500 and S&P Metals Miscellaneous Group, respectively.

                               [GRAPHIC OMITTED]

  [The following table was depicted as a line graph in the printed material.]

                COMPARISON OF FOUR YEAR CUMULATIVE TOTAL RETURN*
              SPCC, S&P 500 INDEX & S&P METALS MISC. GROUP INDEX**

                   1995        1996      1997      1998      1999
                   ----        ----      ----      ----      ----

SPCC                100        99.06     97.42     71.68    118.53
S&P 500             100       122.96    163.93    210.68    254.96
S&P METALS GROUP    100       102.03     68.73     49.53     93.79

*     TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
** ASSUMES $100 INVESTED ON 01/05/96 IN SPCC COMMON STOCK, AND ON 12/31/95 IN THE S&P 500 INDEX AND S&P METALS GROUP INDEX

Certain Transactions

      Asarco provides various support services to the Company. In 1999, these activities were principally related to accounting, legal, tax, treasury, price risk assessment and hedging and administrative support services. Asarco is reimbursed for these support services. The total amount paid by the Company to Asarco for such services in 1999 was $800,000.

      During 1999, the Company contracted an aggregate of approximately $8.3 million for shipping services to and from Peru by Cia. Sud Americana de Vapores, S.A. ("CSAV"), and a subsidiary company. CSAV is a company indirectly controlled by Quemchi, S.A. Mr. Jaime Claro is Vice Chairman of Electro and Quemchi,

S.A., and his direct and indirect family interests in both companies exceed 10%. Mr. Claro is also Chairman of Chilean Line Inc., which is the agent for and is owned by CSAV.

      The Company believes that the foregoing transactions were entered into on arm's-length bases on terms as favorable as could be obtained from other third parties. It is anticipated that in the future the Company will enter into similar transactions with the same parties.

Additional Information

      The functions of the Compensation Committee, include making recommendations to the Board with respect to election of and title changes for all corporate executive officers and is composed of members of the entire Board.

      The Nominating Committee, composed of Messrs. German Larrea Mota-Velasco, Genaro Larrea Mota-Velasco, Xavier Garcia de Quevedo Topete, Amb. Everett E. Briggs and John F. McGillicuddy, did not meet in 1999. The Nominating Committee considers and makes recommendations to the Board of Directors with respect to the nominations, tenure policy and committee assignments for directors representing the Common Stockholders. The Committee considers recommendations for nominees to the Board of Directors from all sources. Recommendations for nominees to represent the Common Stockholders should be sent in writing to the Secretary of the Company. Common Stockholders are entitled to elect two directors, voting as a separate class. The Company's By-Laws define notice procedures to be followed by Common Stockholders seeking to nominate directors for election. Under the By-Laws, a Common Stockholder seeking to nominate a director for election by Common Stockholders must give written notice to the Secretary of the Company at least 90 days in advance of the anniversary date of the immediately preceding annual meeting, or within 10 days of the giving of notice of a special meeting. The notice must provide specific biographical data with respect to each nominee, including such information as is required to be included in the Company's proxy statement, and a representation by the Common Stockholder that he or she is a holder of record entitled to vote at the meeting and that he or she intends to appear in person or by proxy to make the nomination. Nominations for the Company's 2001 annual meeting of stockholders must be received by January 29, 2001.

      The Board of Directors met five times in 1999, with 100% attendance by Messrs. Briggs and McGillicuddy, the two directors representing holders of Common Stock. Of the 13 directors representing Class A Common Stock, all of the directors standing for reelection by the holders of Class A Common Stock attended at least 60% of the aggregate number of meetings of the Board and of the committees on which they served, with the exception of Mr. Pritzker, who attended 20% of such meetings. There was one meeting of the Executive Committee during 1999, with 100% attendance by all members.

Compensation of Directors

      During 1999 directors who were not compensated as employees of the Company were paid a basic fee of $15,000 plus $1,000 for attendance at each meeting of the Company's Board or of any Committee of the Board. The Company has a Directors' Stock Award Plan pursuant to which directors who are not compensated as employees of the Company are entitled to an award of 200 shares of Common Stock upon election to the Board and 200 additional shares of Common Stock following each annual meeting of stockholders thereafter.

      Under the Deferred Fee Plan for Directors, a director may elect to defer payment of 50% or 100% of the compensation payable to such director for Board and Committee service for the calendar year for which deferral is elected. Deferred amounts will be credited to a cash subaccount, a company common stock subaccount or a combination thereof. Compensation deferred to the cash subaccount will earn interest based on U.S. Treasury debt obligations with a 10-year maturity. Compensation deferred to the stock subaccount will be credited as whole shares of Common Stock based on the stock's fair market value on the date of such credit. Dividends and fractional share amounts will be aggregated until at least one share of Common Stock may be credited at the then fair market value. Payments will be made in cash in a lump sum upon retirement as a director on January 15 of the calendar year following normal retirement, or promptly following the date of termination if the termination of service occurs at a date prior to his normal retirement date. The Plan permits early withdrawal or further deferral of participant accounts, subject to financial hardship, prior notice or penalty requirements.

Compensation Committee Interlocks and Insider Participation

      During 1999, Jaime Claro attended meetings of the Compensation Committee as an alternate in the absence of Robert A. Pritzker. Mr. Claro received no compensation from the Company during 1999 for services other than as a director. See "Certain Transactions" above for information regarding related transactions concerning this director.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based on Company records and other information, the Company believes that all filing requirements of the Securities and Exchange Commission applicable to its executive officers and Directors were complied with for 1999, except for Mr. Eduardo Santistevan, a former Vice President, who filed a late report covering one transaction when no longer in the Company's employment.

                Proposal to Approve the Selection of Accountants

      The Board of Directors has selected Arthur Andersen L.L.P. to serve as independent accountants for the Company for the calendar year 2000, subject to approval of the stockholders. The Board of Directors recommends that the stockholders approve the selection of Arthur Andersen L.L.P. at the annual meeting. Arthur Andersen L.L.P. replaces PricewaterhouseCoopers L.L.P. PricewaterhouseCoopers L.L.P. and its predecessors had served as the Company's accountants continuously since 1962. Arthur Andersen L.L.P. has had more than 25 years of experience with Grupo Mexico, providing outstanding professional services. Arthur Andersen L.L.P. is a world-class global auditing and consulting firm with excellent mining industry credentials in the primary mineral producing countries of the world. Arthur Andersen L.L.P. has advised the Company that neither the firm nor any of its members have any direct or material indirect financial interest in the Company or its subsidiaries. A representative from PricewaterhouseCoopers L.L.P., the Company's former independent accountants, will not be present at the stockholders' meeting. There were no disagreements with PricewaterhouseCoopers L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

      The Audit Committee consists of Amb. Everett E. Briggs and Mr. John F. McGillicuddy. Three meetings were held in 1999. The functions of the Committee include recommending the engagement of independent accountants, reviewing the fees, scope and timing of their other services, and reviewing the audit plan and results of the audit. The Committee also reviews the Company's policies and procedures on internal auditing, accounting and financial controls. The implementation and maintenance of internal controls are understood to be primarily the responsibility of management.

      A representative of Arthur Andersen L.L.P. will be present at the stockholders' meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

        The Board of Directors recommends that you vote FOR the proposal.

                            Proposals of Stockholders

      Proposals of stockholders intended to be presented at the Company's 2001 annual meeting of stockholders must be received by the Company at either of its principal executive offices (180 Maiden Lane, New York, N.Y. 10038 or Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33,
Peru) by December 1, 2000 in order to be considered for inclusion in the Company's proxy statement and form of proxy.

                                Other Information

      The Company is not aware of any other matters to be considered at the meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy are authorized to and will vote said proxy in accordance with their judgment on such matters.

      The cost of soliciting proxies in the accompanying form will be borne by the Company. Georgeson Shareholder Communications Inc. has been employed to solicit proxies by mail, telephone or personal solicitation for fees to be paid by the Company of $12,000, plus reasonable out-of-pocket expenses. A number of regular employees of the Company, without additional compensation, may solicit proxies personally or by mail or telephone.

                                    SOUTHERN PERU COPPER CORPORATION


                                    Robert Ferri, Secretary

New York, N.Y. March 24, 2000

                        SOUTHERN PERU COPPER CORPORATION

               180 Maiden Lane, New York, NY 10038 (212) 510-2000
           Avenida Caminos del Inca No. 171, Chacarilla del Estanque,
                        Santiago de Surco, Lima 33, Peru
            (511) 372-1414, ext. 3312 (Spanish), ext. 3325 (English)

BECAUSE OF DELAYS IN MAIL
PLEASE SIGN AND RETURN THE
ENCLOSED PROXY EVEN IF YOU
RETURNED THE ORIGINAL

                                                      April 14, 2000

To the Common Stockholders of
  Southern Peru Copper Corporation

                                   A REMINDER

      We have previously sent to you proxy soliciting material relating to the annual meeting of stockholders to be held on May 9, 2000.

      According to our latest records, we have not as yet received your Proxy. The time before the meeting is short and many of our shares are held in small amounts. Your signed Proxy will be helpful, whether your holding is large or small, and will aid us in avoiding further expense and delay.

      A Proxy and return envelope are enclosed for your use. You may also return your Proxy to the Company's Lima office.

      Thank you for your cooperation.

                                                      Very truly yours,


                                                      Robert Ferri
                                                      Secretary

                               PLEASE ACT PROMPTLY

                        SOUTHERN PERU COPPER CORPORATION

                                      PROXY

      PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 9, 2000

      The undersigned hereby appoints OSCAR GONZALEZ ROCHA, DANIEL TELLECHEA SALIDO and ROBERT FERRI, and each of them, with power of substitution, the proxies of the undersigned to vote all the shares the undersigned may be entitled to vote at the annual meeting of stockholders of Southern Peru Copper Corporation, to be held in the offices of Grupo Mexico, S.A. de C.V., Baja California 200, Fifth Floor, Colonia Roma Sur, Mexico City, Mexico, on Tuesday, May 9, 2000, at 2:00 P.M., Mexico City time, and at any adjournment thereof upon all matters specified in the notice of said meeting as set forth on the reverse hereof, and upon such other business as may lawfully come before the meeting.

      Holders of Common Stock, voting as a separate class, are entitled to elect two directors at the meeting. Please refer to the Proxy Statement for details.

      PLEASE VOTE ON ALL PROPOSALS, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

      THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF A SIGNED PROXY IS RETURNED TO THE COMPANY WITH NO VOTING INSTRUCTIONS GIVEN, SUCH SHARES WILL BE VOTED FOR BOTH NOMINEES FOR ELECTION AS DIRECTORS AND FOR PROPOSAL NO. 2.

(Continued on the other side.)
                                                SOUTHERN PERU COPPER CORPORATION
                                                P.O. Box 11179
                                                New York, N.Y. 10203-0179

DIRECTORS OF SPCC RECOMMEND A VOTE "FOR" PROPOSALS 1 AND 2.

1. Election of Directors  FOR both nominees  |_| WITHHOLD AUTHORITY to vote      |_| *EXCEPTION  |_|
                          listed below           for both nominees listed below

      Common Stock Director Nominees: Everett E. Briggs and John F. McGillicuddy
(INSTRUCTIONS: To withhold authority to vote for either individual nominee, mark the "Exception" box and write that nominee's name in the space provided below.)

*Exception:________________________________________________________________________________________

                                                  FOR     |_|     AGAINST     |_|      ABSTAIN  |_|
2.    Selection of Arthur Andersen L.L.P. as
      independent accountants for 2000.

                                                             ADDRESS CHANGE/COMMENTS
3.    In their discretion, the proxies are
      authorized to vote upon such other          If you have noted either an Address Change or
      matters as may properly come before the     made Comments on the reverse side of this
      meeting.                                    card, mark here.                              |_|

                                                  Please sign exactly as name or names appear
                                                  on this proxy. If stock is held jointly, each
                                                  holder should sign. If signing as attorney,
                                                  trustee, executor, administrator, custodian,
                                                  guardian or corporate officer, please give
                                                  full title.

                                                  Dated:___________________________________, 2000

                                                  ________________________________________________
                                                                    Signature

                                                  ________________________________________________
                                                                    Signature

PLEASE SIGN, DATE AND RETURN THIS PROXY IN        VOTES MUST BE INDICATED
      THE ENCLOSED ENVELOPE.                       (X) IN BLACK OR BLUE INK. |X|